Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and Full Year 2015 Financial Results and Highlights Recent Period Progress

– Advanced Pipeline of Eight Clinical Stage Programs in 2015, with Ten or More Major Clinical Data Readouts, Start of Fitusiran Phase 3 Trials, and Three New IND Filings Planned in 2016 –

– Completed Enrollment in Patisiran Phase 3 APOLLO Trial, Positioning the Company for First Filing for Regulatory Approval in 2017 –

– Maintained Strong Balance Sheet with $1.28 Billion in Cash and Expects to End 2016 with Greater than $850 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 11, 2016--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and full year 2015, and highlighted recent progress on its pipeline.

“In 2015, including the fourth quarter, we made strong progress advancing our pipeline and executing on our broader business objectives. Through our focused efforts, we grew our pipeline to eight clinical stage programs, achieved human proof of concept in multiple programs, and accrued patients in our two pivotal Phase 3 trials, including the APOLLO study, where we have now completed enrollment,” said John Maraganore, Ph.D., Chief Executive Officer at Alnylam. “We believe 2016 will be a key year for Alnylam as we expect ten or more clinical data readouts, the start of two pivotal Phase 3 trials in our fitusiran hemophilia program, and the filing of three new INDs. In addition, with our progress in APOLLO, we’re entering the dawn of our commercial transition with planned regulatory submissions in 2017 for patisiran approval, if the trial is positive. We believe our 2016 plans place us firmly on track to achieve our ‘Alnylam 2020’ goals of building a multi-product, commercial-stage company with a robust and sustainable pipeline across our three Strategic Therapeutic Areas, or ‘STArs.’”

Fourth Quarter 2015 and Recent Significant Corporate Highlights

  Advanced investigational pipeline programs in Genetic Medicine STAr.
    Advanced RNAi therapeutics programs for the treatment of transthyrethin (TTR)-mediated amyloidosis (ATTR amyloidosis).
      Completed APOLLO Phase 3 enrollment with 225 patients for patisiran, in development for patients with Transthyretin (TTR)-Mediated Amyloidosis (ATTR Amyloidosis).
        If the study is positive, the Company expects to submit a New Drug Application (NDA) and Marketing Authorisation Application (MAA) for patisiran, based on an analysis of the full APOLLO data set, in late 2017.
      Reported positive initial 18-month clinical data from patisiran Phase 2 open-label extension (OLE) study, showing continued evidence for potential halting of neuropathy progression. Patisiran was also found to be generally well tolerated out to nearly two years of drug administration through the data cutoff date.
        Complete 18-month clinical data from the patisiran Phase 2 OLE is expected to be reported in an oral session at the upcoming American Academy of Neurology (AAN) annual meeting on April 20, 2016, in Vancouver, Canada.
      Continued enrollment in ENDEAVOUR Phase 3 study of revusiran in ATTR amyloidosis patients with Familial Amyloidotic Cardiomyopathy (FAC), with data expected in 2018.
      Reported initial 6-month clinical data from revusiran Phase 2 OLE study, showing sustained TTR knockdown representing the longest dosing experience reported to date for target gene knockdown with a GalNAc-siRNA conjugate. In majority of patients, revusiran was generally well tolerated out to 10 months of administration through the data cutoff date.
      Advanced Development Candidate (DC) for ALN-TTRsc02, an ESC-GalNAc-siRNA conjugate targeting TTR for the treatment of ATTR amyloidosis, with goal of filing a Clinical Trial Application (CTA) in early 2016, starting a Phase 1 study in mid-2016 with initial data in late 2016, and initiating a Phase 3 trial in 2017.
    Advanced fitusiran (ALN-AT3) for the treatment of hemophilia and rare bleeding disorders (RBD).
      Presented positive interim data from ongoing Phase 1 trial of fitusiran.
        Interim results showed that monthly subcutaneous doses achieved antithrombin (AT) lowering associated with statistically significant and clinically meaningful increases in thrombin generation and decreases in bleeding frequency in patients with hemophilia A and B.
        Fitusiran was also found to be generally well tolerated through the data cutoff date, including no clinically significant increases in D-dimer, a biomarker of excessive clot formation.
      Announced that Sanofi Genzyme elected to opt into the fitusiran program for development and commercialization outside of North America and Western Europe, while retaining its future opt-in right to co-develop and co-promote fitusiran with Alnylam in North America and Western Europe, subject to certain restrictions.
    Advanced ALN-CC5 for the treatment of complement-mediated diseases.
      Presented positive initial data from an ongoing Phase 1/2 clinical trial.
        Results showed that ALN-CC5 achieved clinically meaningful reductions in serum C5 and inhibition of complement activity.
        ALN-CC5 was also shown to be generally well tolerated, with no clinically significant, drug-related adverse events through the data cutoff date.
      Initiated Part C of ongoing Phase 1/2 trial in patients with paroxysmal nocturnal hemoglobinuria (PNH).
    Advanced ALN-AS1 for the treatment of acute hepatic porphyrias.
      Alnylam announces today that it has enrolled its first patient in Part C of the ongoing Phase 1 clinical trial. Part C is being conducted in Acute Intermittent Porphyria (AIP) patients experiencing multiple recurrent porphyria attacks, and will evaluate the safety and tolerability of multiple doses of ALN-AS1 as well as measures of clinical activity, including reduction in frequency and severity of attack symptoms, hospitalizations, quality of life, and reduction in the use of heme and pain medications.
        The Company expects to report initial data from recurrent attack patients in late 2016 and, if these data are positive, to initiate a Phase 3 study in 2017.
    Advanced ALN-AAT for the treatment of alpha-1 antitrypsin (AAT) deficiency-associated liver disease.
      Continued dosing human volunteers in ongoing Phase 1 study.
    Advanced ALN-GO1 for the treatment of primary hyperoxaluria type 1 (PH1).
      Filed CTA to initiate Phase 1 study and obtained approval of the CTA from U.K. regulatory authorities.
      Alnylam announces today that the United States Food & Drug Administration (FDA) has granted Orphan Drug Designation to ALN-GO1 for the treatment of PH1.
  Advanced investigational pipeline programs in Cardio-Metabolic Disease STAr.
    Advanced ALN-PCSsc for the treatment of hypercholesterolemia.
      Presented positive interim Phase 1 clinical data demonstrating PCSK9 knockdown and LDL-cholesterol lowering supportive of a potential bi-annual subcutaneous dose regimen.
    The Medicines Company initiated the Phase 2 ORION-1 trial for ALN-PCSsc. The trial is expected to recruit 480 patients with atherosclerotic cardiovascular disease (ASCVD) and elevated LDL-C.
  Advanced investigational pipeline programs in Hepatic Infectious Disease STAr.
    Completed pre-clinical, IND-enabling studies with ALN-HBV supporting a CTA filing expected in early 2016.
  Alnylam announces today that in February 2016, Sanofi Genzyme exercised its right under the investor agreement between Alnylam and Sanofi Genzyme to purchase 205,030 shares of Alnylam’s common stock based on the number of shares Alnylam issued for 2015 compensation-related purposes, at $69.75 per share, resulting in proceeds to Alnylam of $14.3 million.
    The exercise of this right allowed Sanofi Genzyme to maintain its ownership level of Alnylam common stock of approximately 12 percent.
  Expanded Alnylam’s Management Team and Board of Directors.
    Announced new leadership positions with Alex Leather, M.D., Ph.D., General Manager, EU and Canada; Alfred Boyle, Ph.D., Senior Vice President, Technical Operations; and Akin Akinc, Ph.D. as General Manager, Fitusiran.
    Announced changes to our Board of Directors including the appointment of Michael Bonney as Chairman and election of David Pyott as a Director.
  Presented corporate updates at our R&D Day and the J.P. Morgan Annual Healthcare Conference, in December and January, respectively, and provided guidance on notable advances we expect to complete over the next two years including:
    Ten or more major clinical data readouts in 2016;
    Five or more ongoing Phase 3 trials in 2017; and
    Our first Phase 3 data readout and NDA/MAA submissions in 2017.

(To view presentations of data described above, please visit www.alnylam.com/capella)

Upcoming Events in Early and Mid-2016

  Alnylam announced today that it plans to present the complete 18-month patisiran OLE data in an oral presentation at the American Academy of Neurology (AAN) annual meeting on April 20, 2016 in Vancouver, Canada.
  Additional upcoming milestones for Alnylam pipeline programs include:
    In early 2016, Alnylam plans to:
      File a CTA for ALN-TTRsc02;
      Initiate a Phase 1 study for ALN-GO1; and
      File a CTA for ALN-HBV.
    In mid-2016, Alnylam plans to:
      Present 24-month patisiran Phase 2 OLE data;
      Present 12-month revusiran Phase 2 OLE data;
      Start ALN-TTRsc02 Phase 1 study;
      Present additional fitusiran Phase 1 data;
      Start first fitusiran Phase 3 study;
      Present ALN-CC5 Phase 1/2 data in PNH patients;
      Present initial Phase 1 data with ALN-AAT; and
      Start ALN-HBV Phase 1 study.

Financials

“Alnylam continues to maintain a strong balance sheet, ending 2015 with approximately $1.28 billion in cash,” said Michael Mason, Vice President, Finance and Treasurer. “Our financial strength allows us to continue to invest in a broad pipeline of investigational RNAi therapeutics across our three STArs, aligned with achieving our ‘Alnylam 2020’ goals. As for 2016 financial guidance, we expect to end 2016 with greater than $850 million in cash.”

Cash, Cash Equivalents and Total Marketable Securities

At December 31, 2015, Alnylam had cash, cash equivalents and total marketable securities of $1.28 billion, as compared to $881.9 million at December 31, 2014.

Non-GAAP Net Loss

The non-GAAP net loss for the year ended December 31, 2015 was $290.1 million, or $3.45 per share on both a basic and diluted basis as compared to a non-GAAP net loss of $139.6 million, or $1.88 per share on both a basic and diluted basis for the prior year. The non-GAAP net loss for the year ended December 31, 2014 excludes the $220.8 million charge to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck for which there is no corresponding expense for the year ended December 31, 2015.

GAAP Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the fourth quarter of 2015 was $90.7 million, or $1.07 per share on both a basic and diluted basis (including $15.5 million, or $0.18 per share of non-cash stock-based compensation expense), as compared to a net loss of $21.4 million, or $0.28 per share on both a basic and diluted basis (including $13.4 million, or $0.17 per share of non-cash stock-based compensation expense), for the same period in the previous year. For the year ended December 31, 2015, the net loss was $290.1 million, or $3.45 per share (including $45.8 million, or $0.55 per share of non-cash stock-based compensation expense), as compared to a net loss of $360.4 million, or $4.85 per share (including $33.1 million, or $0.45 per share of non-cash stock-based compensation expense), for the prior year. The decrease in net loss for the year ended December 31, 2015 compared to the prior year resulted primarily from a $220.8 million charge in 2014 to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck.

Revenues

Revenues were $7.6 million for the fourth quarter of 2015, as compared to $24.0 million for the same period last year. Revenues for the fourth quarter of 2015 included $3.6 million from the company’s alliance with Sanofi Genzyme, $2.9 million from the Company’s alliance with The Medicines Company and $1.1 million from other sources. Revenues were $41.1 million for the year ended December 31, 2015, as compared to $50.6 million for the prior year. Revenues for the year ended December 31, 2015 included $11.0 million from the company’s alliance with Sanofi Genzyme, $10.3 million from the company’s alliance with The Medicines Company, $8.9 million of revenues related to the company’s collaboration with Takeda, $5.6 million of revenues related to the company’s collaboration with Monsanto, and $5.3 million from other sources. The decrease in revenues in the quarter and year ended December 31, 2015 compared to the prior year periods was due primarily to the completion of the Company’s performance obligations under the Monsanto agreement in February 2015 and the completion of its revenue amortization under the Takeda agreement in May 2015, partially offset by higher revenue from its agreement with Sanofi Genzyme. The company expects net revenues from collaborators to remain consistent for 2016 as compared to 2015.

Research and Development Expenses

Research and development (R&D) expenses were $82.8 million in the fourth quarter of 2015 which included $9.3 million of non-cash stock-based compensation, as compared to $55.5 million in the fourth quarter of 2014, which included $8.2 million of non-cash stock-based compensation. R&D expenses were $276.5 million for the year ended December 31, 2015, which included $27.1 million of non-cash stock-based compensation, as compared to $190.2 million for the prior year, which included $18.2 million of non-cash stock-based compensation. The increase in R&D expenses for the quarter and year ended December 31, 2015 as compared to the prior year periods was due primarily to higher clinical trial and manufacturing and external services expenses resulting primarily from the significant advancement of the company’s Genetic Medicine pipeline. In addition, compensation and related expenses increased for the quarter and year ended December 31, 2015 as compared to the prior year periods due primarily to a significant increase in headcount during the period as the company continues to expand and advance its development pipeline. The Company expects that R&D expenses will increase in 2016 as it continues to develop its pipeline and advance its product candidates into clinical trials.

General and Administrative Expenses

General and administrative (G&A) expenses were $17.2 million in the fourth quarter of 2015, which included $6.3 million of non-cash stock-based compensation, as compared to $14.2 million in the fourth quarter of 2014, which included $5.2 million of non-cash stock-based compensation. G&A expenses were $60.6 million for the year ended December 31, 2015, which included $18.7 million of non-cash stock-based compensation, as compared to $44.5 million in 2014, which included $14.8 million of non-cash stock-based compensation. G&A expenses for the quarter and year ended December 31, 2015 as compared to the prior year periods increased due primarily to increased non-cash stock-based compensation and an increase in consulting and professional services expenses related to an increase in general business activities. The Company expects that G&A expenses will increase in 2016 as it continues to grow its operations.

Investment in Regulus Therapeutics

The company accounts for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period. At December 31, 2015, the fair market value of the company’s investment in Regulus was $51.4 million as compared to $94.6 million at December 31, 2014.

2016 Financial Guidance

Alnylam expects that its cash, cash equivalents, and total marketable securities balance will be greater than $850 million at December 31, 2016. This includes approximately $100 million in expenditures related to Alnylam’s planned capital investment in a drug substance manufacturing facility.

Conference Call Information

Management will provide an update on the company, discuss fourth quarter and 2015 results, and discuss expectations for the future via conference call on Thursday, February 11, 2016 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 45176516. A replay of the call will be available beginning at 7:30 p.m. ET on February 11, 2016. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 45176516.

Sanofi Genzyme Alliance

In January 2014, Alnylam and Sanofi Genzyme, the specialty care global business unit of Sanofi, formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Sanofi Genzyme obtained the right to access certain programs in Alnylam's current and future Genetic Medicines pipeline in the rest of the world (ROW) through the end of 2019, together with certain broader co-development/co-commercialization rights and global rights for certain products. In the case of patisiran, Alnylam will advance the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of revusiran, Alnylam and Sanofi Genzyme will co-develop/co-commercialize the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of fitusiran, Sanofi Genzyme has elected to opt into the program for its ROW rights, while retaining its further opt-in right to co-develop and co-promote fitusiran with Alnylam in North America and Western Europe, subject to certain restrictions.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About LNP Technology

Alnylam has licenses to Arbutus LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The Company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The Company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Sanofi Genzyme. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts and offices in the United Kingdom and Switzerland. For more information about Alnylam’s pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam's future expectations, plans and prospects, including without limitation, Alnylam's views with respect to the potential for RNAi therapeutics, including patisiran, revusiran, fitusiran, ALN-CC5, ALN-AS1, ALN-AAT, ALN-GO1, ALN-PCSsc and ALN-HBV, its expectations regarding its STAr pipeline growth strategy, its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, its expectations for the timing of filing of regulatory documents, including but not limited to IND or CTA submissions for ALN-TTRsc02 and ALN-HBV, and submission of an MAA and NDA for patisiran, its expectations regarding the timing of the start of clinical studies and presentation of clinical data, including its studies for patisiran, revusiran, fitusiran, ALN-CC5, ALN-AS1, and ALN-AAT, its expected cash position as of December 31, 2016, its expected expenditures related to capital investment in a drug substance manufacturing facility, and its plans regarding the pursuit of pre-clinical programs and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam's ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam's ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam's and others developing products for similar uses, Alnylam's ability to manage operating expenses, Alnylam's ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam's dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net revenues from collaborators	$7,551	$24,019	$41,097	$50,561

Operating expenses:
Research and development (1)	82,835	55,546	276,495	190,249
In-process research and development	—	—	—	220,766
General and administrative (1)	17,228	14,185	60,610	44,526
Total operating expenses	100,063	69,731	337,105	455,541
Loss from operations	(92,512)	(45,712)	(296,008)	(404,980)
Other income (expense):
Interest income	1,616	780	5,859	2,559
Other income	175	1,452	76	1,817
Total other income	1,791	2,232	5,935	4,376
Loss before income taxes	(90,721)	(43,480)	(290,073)	(400,604)
Benefit from income taxes	—	22,091	—	40,209
Net loss	$(90,721)	$(21,389)	$(290,073)	$(360,395)
Net loss per common share - basic and diluted	$(1.07)	$(0.28)	$(3.45)	$(4.85)
Weighted-average common shares used to compute basic and diluted net loss per common share	84,871	76,957	83,992	74,278

Comprehensive income (loss):
Net loss	$(90,721)	$(21,389)	$(290,073)	$(360,395)
Unrealized gain (loss) on marketable securities, net of tax	11,588	35,091	(44,394)	31,127
Reclassification adjustment for realized gain on marketable securities included in net loss	—	(1,514)	—	(2,081)
Comprehensive (loss) income	$(79,133)	$12,188	$(334,467)	$(331,349)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$9,257	$8,214	$27,086	$18,233
General and administrative	6,263	5,224	18,697	14,828

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION: NET LOSS AND NET LOSS PER SHARE
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
GAAP net loss	$(90,721)	$(21,389)	$(290,073)	$(360,395)
Adjustment:
In-process research and development	—	—	—	220,766
Non-GAAP net loss	$(90,721)	$(21,389)	$(290,073)	$(139,629)

GAAP net loss per common share - basic and diluted	$(1.07)	$(0.28)	$(3.45)	$(4.85)
Adjustment (as detailed above)	—	—	—	2.97
Non-GAAP net loss per common share - basic and diluted	$(1.07)	$(0.28)	$(3.45)	$(1.88)

Use of Non-GAAP Financial Measures

The company supplements its condensed consolidated financial statements presented on a GAAP basis by providing additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the year ended December 31, 2014, the company’s Non-GAAP net loss and Non-GAAP net loss per common share – basic and diluted financial measures exclude the in-process research and development expense of $220.8 million related to the purchase of the Sirna RNAi assets from Merck. There will be no additional charges recorded to in-process research and development related to this purchase of the Sirna RNAi assets from Merck. The company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the company’s business. In addition, the company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance. Management uses these non-GAAP financial measures to establish budgets and operational goals and to manage the company’s business.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,	December 31,
	2015	2014
Cash, cash equivalents and total marketable securities	$1,280,951	$881,929
Billed and unbilled collaboration receivables	8,298	39,937
Prepaid expenses and other assets	18,030	9,739
Deferred tax assets	—	31,667
Property and equipment, net	27,812	21,740
Investment in equity securities of Regulus Therapeutics Inc.	51,419	94,583
Total assets	$1,386,510	$1,079,595
Accounts payable, accrued expenses and other liabilities	$46,886	$38,791
Deferred tax liabilities	—	31,667
Total deferred revenue	68,317	66,854
Total deferred rent	6,593	6,016
Total stockholders’ equity (85.1 million and 77.2 million common shares issued and outstanding and at December 31, 2015 and December 31, 2014, respectively)	1,264,714	936,267
Total liabilities and stockholders' equity	$1,386,510	$1,079,595

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2014.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Investors and Media
Christine Regan Lindenboom, 617-682-4340
or
Investors
Josh Brodsky, 617-551-8276